                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)


                                       Nine Months                           Years Ended December 31,
                                    Ended September 30,   -----------------------------------------------------------------
                                         2000  (1)         1999  (1)     1998  (1)     1997  (1)     1996  (1)       1995
                                       -----------        ----------   -----------    ----------    ----------   ----------


Income before taxes                    $   698,306        $1,002,558   $   682,763    $  644,075    $  558,999   $  102,677
                                       -----------        ----------   -----------    ----------    ----------   ----------

Fixed charges:

  Interest                               2,740,020         2,564,822     2,876,712     2,573,582     1,971,788    1,969,811

  Interest factor in rents                  51,784            61,322        56,139        53,665        54,537       59,491
                                       -----------        ----------   -----------    ----------    ----------   ----------

  Total fixed charges                    2,791,804         2,626,144     2,932,851     2,627,247     2,026,325    2,029,302
                                       -----------        ----------   -----------    ----------    ----------   ----------

Income before taxes and
  fixed charges                        $ 3,490,110        $3,628,702   $ 3,615,614    $3,271,322    $2,585,324   $2,131,979
                                       ===========        ==========   ===========    ==========    ==========   ==========

Ratio of earnings to fixed charges             1.3               1.4           1.2           1.2           1.3          1.1
                                       ===========        ==========   ===========    ==========    ==========   ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


(1) Income before taxes includes minority interest in wholly owned subsidiary trusts.